ARC Group Worldwide, Inc. 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE: AUGUST 20, 2013

CONTACT: Mark Jeske, Investor Relations

PHONE: (303) 467-5236

ARC GROUP WORLDWIDE, INC. ANNOUNCES
MANAGEMENT EQUITY GRANT

DELAND, FLORIDA, August 20, 2013 - ARC Group Worldwide, Inc. (NASDAQ Capital Market: ARCW; the “Company” or “ARC”) announced an equity grant of 145,456 shares of the Company’s Common Stock to Mr. Jason Young, made by the Board on August 19, 2013 in connection with his re-appointment as Chief Executive Officer (the “Stock Grant”).  Mr. Jason Young, who previously served as CEO and resigned on August 16, 2011, was re-appointed as CEO on August 7, 2013. The Stock Grant was made to Mr. Young following his period of non-employment as part of his inducement to re-enter into employment with the Company. The Stock Grant was unanimously approved by the Company's compensation committee on August 19, 2013. The Company’s compensation committee consists of all of the Company's Independent Directors. The shares of Common Stock issued pursuant to the Stock Grant are not subject to vesting or any conditions of forfeiture, and are restricted only to the extent applicable under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder.

ABOUT ARC GROUP WORLDWIDE, INC.

The Company, through its operating subsidiaries AFT, QMT, ARC Wireless LLC and ARC Wireless Ltd., is a global diversified manufacturer and materials technology company, active in metal injection molding, flanges, specialty hermetic seals, and wireless equipment. For more information about the Company, please visit www.arcgroupworldwide.net.

IMPORTANT INFORMATION

This press release may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995, which are based on the Company’s current expectations, estimates and projections about future events. These include, but are not limited to, statements, if any, regarding business plans and integration efforts related to the recent transactions, pro-forma statements and financial projections, the Company’s ability to expand its services and realize growth and efficiencies through the acquisitions discussed herein, merger-related expenses and the impact of the transaction on the Company’s earnings, market share and capital position. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties, such as the general effects of financial, economic, and regulatory conditions affecting our industries. Accordingly, actual results may differ materially. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For additional factors that may affect future results, please see filings made by the Company with the Securities and Exchange Commission.

# # #